Contact: Wendy Lewis
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LORAL REPORTS 2008 OPERATING RESULTS

NEW YORK — March 16, 2009 — Loral Space & Communications Inc. (NASDAQ: LORL) today reported its financial results for the year and fourth quarter ended December 31, 2008. Combined segment revenues and Adjusted EBITDA, including both the satellite manufacturing and the satellite services segments, for the year were $1.57 billion and $466.7 million, respectively. Combined revenues and Adjusted EBITDA for the quarter, were $411.7 million and $132.5 million, respectively. Our net loss for the year and quarter, which were significantly impacted by non-cash charges which are described below, were $692.9 million and $629.4 million, respectively.

Comparisons to 2007 are not provided because of the changes arising from the acquisition of Telesat late that year. While Telesat’s revenue and Adjusted EBITDA are included in the segment results, Telesat is reported under the equity method of accounting in the income statement reflecting only Loral’s 64% economic interest. After eliminating the results of Telesat, revenue and Adjusted EBITDA for the year were $869.4 million and $37.9 million, respectively and $230.3 million and $17.7 million for the quarter, respectively.

“December 31, 2008 marked the first full year of our ownership of the new Telesat and the investment is fulfilling our expectations,” said Michael B. Targoff, chief executive officer of Loral Space & Communications. “Both Telesat and Space Systems/Loral continue to demonstrate their overall strength, growing revenue and maintaining solid liquidity despite a challenging market.”

Highlights

•	Telesat announced a 24 percent improvement in 2008 Adjusted EBITDA compared to pro-forma 2007 EBITDA, which includes the results of Telesat and Loral Skynet combined.

•	Space Systems/Loral achieved a 31 percent increase in its 2008 Adjusted EBITDA compared to its 2007 results.

•	Space Systems/Loral was awarded seven satellite manufacturing contracts for five different operators including EchoStar, Intelsat and SES, and backlog at the end of the year was a robust $1.4 billion.

•	Despite the severe tightening of credit markets, in October 2008, Space Systems/Loral entered into a $100 million revolving credit agreement under which $55 million was borrowed at December 31, 2008.

•	At the end of 2008, Loral had $118 million of cash and cash equivalents, and $6 million of restricted cash.

Loral Liquidity

In 2008, Loral used approximately $250 million in cash largely to support growth at SS/L.  Of this cash, $173 million went toward contract expenditures in advance of milestone payments from customers, $44 million was used to fund orbital receivables and $65 million went to capital expenditures including Loral’s investment in the Viasat-1 satellite.

In 2009, we expect that our cash flow will be positive primarily driven by SS/L milestone receipts on satellite contracts that used cash in 2008.  Reflecting receipts to date, on February 27, 2009 borrowings under the revolver were reduced by $30 million and cash increased by $8 million.

“We believe SS/L and Telesat are adequately capitalized with appropriate leverage, and no near term maturities,” said Michael Targoff. “Going into 2009 we expect to have the liquidity needed to fund operations and capital requirements and a cushion for contingencies should they arise.”

Non-Cash Charges

During 2008, both Loral and Telesat recorded significant non-cash charges. At SS/L we recorded a $188 million impairment charge for the entire balance of goodwill and Telesat recorded a $455 million impairment charge for other intangible assets, and a net foreign exchange loss of $400 million.

The impairment charges for goodwill and other intangible assets resulted primarily from the effects of the current adverse general economic conditions. The foreign exchange loss resulted from the weakening of the Canadian dollar against the U.S. dollar, principally as it impacted Telesat’s $1.7 billion of U.S. dollar denominated debt that is not hedged. Even though this debt does not begin to mature until late 2014, Telesat is required to currently recognize the impact of the weakening Canadian dollar without any offset for the benefit of Telesat’s U.S. dollar denominated revenue base.

Loral’s share of Telesat’s net loss, which was significantly impacted by these non-cash charges was $479.6 million and $390.9 million for the year and quarter, respectively, and resulted in the carrying value of our investment in Telesat being reduced to zero for financial statement purposes. Our net loss recorded for 2008 was primarily the result of these non-cash charges.

Business Unit Review

Satellite Manufacturing

Space Systems/Loral (SS/L) continues to be the leader in providing high-power commercial satellites. As noted, in 2008, the company booked orders for seven satellites, which accounted for more than half of the announced orders in the medium and large satellite manufacturing market. The total value of new bookings for the year was $1.24 billion which contributed to a 35 percent increase in backlog.

SS/L’s 2008 full year revenue was $881.4 million, an eight percent increase over 2007 revenues which were $814.3 million. Adjusted EBITDA for Space Systems/Loral was $45.1 million in 2008 compared to $34.5 million in 2007. SS/L’s revenue and Adjusted EBITDA for the quarter were $235.1 million and $20.6 million, respectively, compared to $196.3 million and $1.5 million for the same period last year.

The current backlog at SS/L includes four satellites for SES. Among them, NSS-14 will be the largest satellite in the SES fleet and QuetzSat-1 is fully leased to EchoStar for direct broadcast service in Mexico and North and South America. In 2008, SS/L was also selected by ViaSat, a producer of innovative satellite and other digital networking systems, to build what is expected to be the world’s highest capacity broadband satellite. The company added to its list of international customers with a satellite for Hispasat of Spain, and continued to win contracts with its long term customers, EchoStar and Intelsat.

“In light of the difficult economic times, we are gratified to have many substantial creditworthy customers,” said Michael Targoff. “Our significant backlog provides important cushion, at least in the near term, from the impact that the world financial crisis may have on new orders.”

Satellite Services

Telesat finished the year strongly, achieved its synergy objectives ahead of schedule, and started to benefit from the launch of Nimiq 4. Telesat’s 2009 revenues and Adjusted EBITDA are expected to grow as a result of a full year of income from Nimiq 4 and start of service on Telstar 11N in the second quarter. The launch of Nimiq 5 later in the year will enable further growth in 2010. Telesat backlog at the end of 2008 was CAD $5.2 billion (U.S. $4.2 billion).

In 2008 Telesat revenues for the year were CAD $731.1 million (U.S. $685.2 million.) and Adjusted EBITDA was CAD $455.8 million (U.S. $427.2 million), which are on target with expectations. Telesat’s revenues for the fourth quarter of 2008 were CAD $213.0 million (U.S. $176.6 million) and Adjusted EBITDA was CAD $136.8 million (U.S. $114.0 million). Telesat had interest expense of U.S. $231.1 million and U.S. $56.7million, respectively, for the year and quarter ended December 31, 2008. Significantly impacted by the non-cash charges described above, Telesat reported a net loss of U.S. $748.0 and U.S. $617.0 for the year and quarter respectively.

Telesat recently added two new satellites to its worldwide fleet. The Nimiq 4 satellite went into service in October 2008 and is fully contracted to Bell TV. Telstar 11N was successfully launched in February 2009 and will begin operating in the second quarter. With its unique Atlantic Ocean beam, the satellite will provide mobile broadband for ships and planes and it will also support video and data applications in North America, Western Europe, and Africa. Nimiq 5, which is already fully leased, is currently under construction at Space Systems/Loral, and is scheduled to be launched later this year.

Conference Call

Loral’s chief executive officer Michael B. Targoff will host a conference call and simultaneous web cast tomorrow, March 17, 2009, at 11:00 am EDT to discuss the company’s 2008 results.

Participants should dial 719-325-4798 approximately 10 minutes before the call’s start. The listen-only web cast may be accessed on Loral’s web site (www.loral.com) under “Events & Presentations” in the Investor Relations section.

The web cast will be available on Loral’s web site for 30 days.

About Loral Space & Communications
Loral Space & Communications is a satellite communications company. Through its Space Systems/Loral subsidiary, the Company is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, one of the world’s largest providers of satellite services. Telesat Canada operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute direct-to-home video and broadband data services, and other value-added communications services. For more information, visit Loral’s web site at www.loral.com.

# # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008. The reader is specifically referred to this document, as well as the Company’s other filings with the Securities and Exchange Commission.

LORAL SPACE & COMMUNICATIONS INC
Statements of Operations
(In millions)

Revenues
	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Satellite Manufacturing	$235.1	$196.3	$881.4	$814.3
Satellite Services:
Loral Skynet	—	13.1	—	123.4
Telesat Canada	176.6	117.8	685.2	117.8

Total Satellite Services	176.6	130.9	685.2	241.2

Segment revenues	411.7	327.2	1,566.6	1,055.5
Eliminations	(4.8)	(9.1)	(12.0)	(55.2)
Affiliate eliminations (1)	(176.6)	(117.8)	(685.2)	(117.8)

Revenues as reported	$230.3	$200.3	$869.4	$882.5

Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Satellite Manufacturing	$20.6	$1.5	$45.1	$34.5
Satellite Services:
Loral Skynet	3.1	7.0	9.3	53.1
Telesat Canada	114.0	65.3	427.2	65.3

Total Satellite Services	117.1	72.3	436.5	118.4
Corporate expenses	(5.2)	(14.1)	(14.9)	(37.9)

Segment Adjusted EBITDA before eliminations	132.5	59.7	466.7	115.0
Eliminations	(0.8)	(0.5)	(1.6)	(6.1)
Affiliate eliminations (1)	(114.0)	(65.3)	(427.2)	(65.3)

Adjusted EBITDA	$17.7	$(6.1)	$37.9	$43.6

Reconciliation of Adjusted EBITDA to Net (Loss) Income

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Adjusted EBITDA	$17.7	$(6.1)	$37.9	$43.6
Depreciation, amortization and stock-based compensation	(11.7)	(26.8)	(44.0)	(103.3)
Impairment of goodwill	(187.9)	—	(187.9)	—
Gain on contribution of Loral Skynet	—	104.9	—	104.9

Operating (loss) income	(181.9)	72.0	(194.0)	45.2
Interest and investment income	1.7	11.6	11.9	39.3
Interest expense	(1.1)	(1.3)	(2.3)	(2.3)
(Loss) gain on foreign exchange contracts	—	(32.7)	—	89.4
(Loss) gain on litigation, net	(19.5)	—	38.8	—
Impairment of available for sale securities	(1.3)	—	(5.8)	—
Loss on extinguishment of debt	—	—	—	(16.2)
Other income (expense)	0.2	(1.2)	(0.1)	2.4
Income tax provision	(32.8)	(28.6)	(45.7)	(83.5)
Equity in net losses of affiliates	(394.7)	(17.1)	(495.7)	(21.4)
Minority interest	—	(2.7)	—	(23.2)

Net (loss) income	$(629.4)	$0.0	$(692.9)	$29.7

(1) The Satellite Services segment includes Telesat Canada Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% share of Telesat Canada’s results as equity in net losses of affiliates.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	December 31, 2008	December 31, 2007
FUNDED BACKLOG
Satellite manufacturing and technology	$1,381.1	$1,024.8
Fixed Satellite Services - Telesat Canada	4,207.0	5,251.0

Total funded backlog	5,588.1	6,275.8
Intercompany eliminations	(24.9)	—
Affiliate eliminations	(4,207.0)	(5,251.0)

NET FUNDED BACKLOG	$1,356.2	$1,024.8

Condensed Balance Sheets
(In millions)

	December 31, 2008	December 31, 2007
Cash and equivalents	$117.5	$314.7
Contracts-in-process	213.7	109.4
Other current assets	164.0	145.8

Total current assets	495.2	569.9
Property, plant & equipment, net	188.3	147.8
Long-term receivables	184.7	132.4
Investments in affiliates	72.6	566.2
Goodwill	—	227.1
Other assets	55.1	59.5

Total assets	$995.9	$1,702.9

Customer advances and billings in excess of costs and profits	$184.6	$252.0
Other current liabilities	164.8	187.8

Total current liabilities	349.4	439.8
Long-term debt	55.0	—
Other long-term liabilities	381.8	289.6

Total liabilities	786.2	729.4
Shareholders’ equity	209.7	973.5

Total liabilities and shareholders’ equity	$995.9	$1,702.9

TELESAT CANADA
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended	Year Ended	October 31, 2007 to
	December 31, 2008	December 31, 2008	December 31, 2007
Statement of Operations:

Revenues	$176.6	$685.2	$117.8

Adjusted EBITDA	$114.0	$427.2	$65.3
Depreciation, amortization and stock-based compensation	(55.7)	(226.0)	(41.2)
Impairment of long-lived and intangible assets	(454.9)	(454.9)	—

Operating (loss) income	(396.6)	(253.7)	24.1
Interest expense	(56.7)	(231.1)	(41.3)
Other expense, net (1)	(302.3)	(403.1)	(45.6)
Income tax benefit	138.6	139.9	61.5

Net loss	$(617.0)	$(748.0)	$(1.3)

(1)	Other expense, net includes non-cash foreign exchange losses of $432.5 million and $654.2 million for the three months and the year ended December 31, 2008, respectively, and non-cash gains on financial instruments of $137.2 million and $254.7 million for the three months and the year ended December 31, 2008, respectively.

	December 31, 2008	December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$80.8	$42.7
Total assets	4,273.2	5,610.0
Debt, including current portion	2,901.6	2,828.0
Total liabilities	3,760.2	4,156.7
Redeemable preferred stock	116.0	143.1
Shareholders’ equity	$397.0	$1,310.2
Other:

Backlog (U.S. Dollar)	$4,207.0	$5,251.0
Backlog (Canadian Dollar)	CAD 5,251.0	CAD 5,402.0